Exhibit 99.1

Darling International Inc.

News Release
May 18, 2004

DARLING INTERNATIONAL INC. ANNOUNCES
INCREASED FIRST QUARTER PROFITS

        Irving, Texas , May 18, 2004: Darling International Inc. (AMEX: DAR) reported increased sales and earnings for its 2004 fiscal first quarter ended April 3, 2004 as compared to the same period of the prior year.

        For the 2004 first quarter, the Company’s net sales grew 13.1% to $77.7 million as compared to $68.7 million for the 2003 first quarter. Increases in finished product prices accounted for the majority of the $9.0 million net sales increase. For the 2004 first quarter, the Company reported net income of $3.9 million as compared to $3.4 million for the 2003 comparable period. The $0.5 million increase in net income for the 2004 first quarter resulted primarily due to increases in finished product prices, and other income due to a gain on extinguishment of bank debt, which were partially offset by an increase in interest expense.

        Darling International Inc. is the largest publicly traded, food processing by-products recycling company in the United States. The Company recycles used restaurant cooking oil and by-products from the beef, pork and poultry processing industries into useable products such as tallow, feed-grade fats and meat and bone meal. These products are primarily sold to animal feed and oleo-chemical manufacturers. In addition, the Company provides grease trap collection services and sells equipment to restaurants.

        The Company’s shares are traded on the American Stock Exchange under the symbol DAR. In AMEX trading on May 17, 2004, Darling stock closed at $3.70 per share.

Darling International Inc.
Consolidated Operating Results
For the Periods Ended April 3, 2004 and March 29, 2003
(Dollars in thousands, except per share amounts)
(Unaudited)

                                                                 Three Months Ended
                                                ---------------------------------------------------
                                                                                     $ Change
                                                    April 3,        March 29,        Favorable
                                                     2004             2003         (Unfavorable)
                                                ---------------- --------------- ------------------
Net sales                                          $77,724          $68,651          $9,073
Costs and expenses:
    Cost of sales and operating
       expenses                                     58,219           51,050          (7,169)
    Selling, general and
       administrative expenses                       9,018            8,520            (498)
    Depreciation and
       amortization                                  3,775            3,657            (118)
                                                    ------           ------          ------
        Total costs and expenses                    71,012           63,227          (7,785)
                                                    ------           ------          ------
Operating income                                     6,712            5,424           1,288
                                                    ------           ------          ------
Other income (expense):
     Interest expense (1)                           (1,760)            (492)         (1,268)
     Other, net                                      1,395              583             812
                                                    ------           ------          ------
        Total other  income (expense)                 (365)              91            (456)
                                                    ------           ------          ------

Income before income taxes                           6,347            5,515             832
Income taxes                                        (2,412)          (2,096)           (316)
                                                    ------           ------          ------

Net income                                           3,935            3,419             516
Preferred dividends and
  accretion (1)                                          -             (355)            355
                                                    ------           ------          ------
Net income applicable to
  common shareholders                              $ 3,935          $ 3,064          $  871
                                                    ======           ======          ======

Basic and diluted income  per share                $  0.06          $  0.05          $ 0.01
                                                    ======           ======          ======

   (1)   Pursuant to SFAS 150, beginning in the third quarter of fiscal 2003, on a prospective basis, preferred stock dividends and accretion are included in interest expense.  Approximately, $0.3 million of dividends and accretion are included in interest expense for the first quarter of fiscal 2004.

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FOR MORE INFORMATION CONTACT: Brad Phillips, Treasurer, or John O. Muse, Executive Vice President of Finance and Administration	251 O'Connor Ridge Blvd., #300 Irving, Texas 75038 Phone: 972-717-0300